UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*


                          Energy BioSystems Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   29265L-10-2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------                   ---------------------------
|CUSIP NO. 29265L-10-2           |       13G        |   Page  2   of 10 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Gryphon Ventures II, Limited Partnership                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)      |
|        |                                                            [ ]      |
|        |                                                            (b)      |
|        |                                                            [X]      |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  305,154                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  305,154                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  305,154                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES*  [X]                                                       |
|        |  157,635 shares that Ethyl Corporation may acquire upon             |
|        |  conversion of 160,000 shares of Series B Convertible Preferred     |
|        |  Stock of the Issuer.                                               |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  14.0%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------------------                   ---------------------------
|CUSIP NO. 29265L-10-2           |       13G        |   Page  3   of 10 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Gryphon Financial Partners II                                      |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)      |
|        |                                                            [ ]      |
|        |                                                            (b)      |
|        |                                                            [X]      |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  305,154                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  305,154                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  305,154                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES*  [X]                                                       |
|        |  157,635 shares that Ethyl Corporation may acquire upon             |
|        |  conversion of 160,000 shares of Series B Convertible Preferred     |
|        |  Stock of the Issuer.                                               |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  14.0%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------------------                   ---------------------------
|CUSIP NO. 29265L-10-2           |       13G        |   Page  4   of 10 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Edward B. Lurier                                                   |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)      |
|        |                                                            [ ]      |
|        |                                                            (b)      |
|        |                                                            [X]      |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  U.S.                                                               |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  5,713                                            |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  305,439                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  5,713                                            |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  305,439                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  311,152                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES*  [X]                                                       |
|        |  157,635 shares that Ethyl Corporation may acquire upon             |
|        |  conversion of 160,000 shares of Series B Convertible Preferred     |
|        |  Stock of the Issuer.                                               |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  14.3%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------------------                   ---------------------------
|CUSIP NO. 29265L-10-2           |        13G       |   Page  5   of 10 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  William F. Aikman                                                  |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)      |
|        |                                                            [ ]      |
|        |                                                            (b)      |
|        |                                                            [X]      |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  U.S.                                                               |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  357                                              |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  305,154                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  357                                              |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  305,154                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  305,511                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES*  [X]                                                       |
|        |  157,635 shares that Ethyl Corporation may acquire upon             |
|        |  conversion of 160,000 shares of Series B Convertible Preferred     |
|        |  Stock of the Issuer.                                               |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  14.0%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13G

Item 1(a).        Name of Issuer:   Energy BioSystems Corporation.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  3608 Research Forest Drive, The Woodlands, Texas 77381.

Item 2(a).        Names of Persons Filing:

                  Gryphon Ventures II, Limited Partnership, Gryphon Financial Partners II, Edward B. Lurier and William F. Aikman (collectively, the "Reporting Persons"). This Schedule 13G is being filed on behalf of Gryphon Financial Partners II because it is the general partner of Gryphon Ventures II, Limited Partnership, and is being filed on behalf of Messrs. Lurier and Aikman because each of them is a general partner of Gryphon Financial Partners II.

Item 2(b).        Address of Principal Business Office:

                  The address of each of the Reporting Persons is 222 Berkeley Street, Suite 1600, Boston, Massachusetts 02116.

Item 2(c).        Citizenship:

                  Not applicable as to Gryphon Ventures II, Limited Partnership and Gryphon Financial Partners II. Messrs. Lurier and Aikman are citizens of the United States.

Item 2(d). Title of Class of Securities: Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number: 29265L-10-2

Item 3.           Not applicable.

Item 4.           Ownership.

                  (a) Amount beneficially owned: As of December 31, 1998, (i) Gryphon Ventures II, Limited Partnership was the record and beneficial owner of 305,154 shares of Common Stock (the "Subject Shares") of the Issuer, (ii) Mr. Lurier was the record and beneficial owner of 5,713 shares of Common Stock of the Issuer and (iii) Mr. Aikman was the record and beneficial owner of 357 shares of Common Stock of the Issuer. Under Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended, (i) Gryphon Financial Partners II and Messrs. Lurier and Aikman may each be deemed to have beneficially owned the Subject Shares and
                  (ii) Mr. Lurier may be deemed to have beneficially owned 285 shares of Common Stock of the Issuer owned (of record and beneficially) by his wife Joan Lurier (the "Joan Lurier Shares"). The filing of this Schedule 13G on behalf of Gryphon Financial Partners II and each of Messrs. Lurier and Aikman shall not be construed as an admission that (i) any of such persons beneficially owned the Subject Shares or (ii) Mr. Lurier beneficially owned the Joan Lurier Shares. Such beneficial ownership is hereby disclaimed.

                  (b) Percent of Class: As of December 31, 1998, Gryphon Ventures II, Limited Partnership and Gryphon Financial Partners II and Mr. Aikman each beneficially owned or may be deemed to have beneficially owned 14.0% of the class. As of December 31, 1998, Mr. Lurier beneficially owned or may be deemed to have beneficially owned 14.3% of the class.

                  (c) As of December 31, 1998, the Reporting Persons may be deemed to have had shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the Subject Shares. As of December 31, 1998, Mr. Lurier (i) had sole power to vote or direct the vote, and to dispose or to direct the disposition, of the 5,713 shares of Common Stock he owned individually and (ii) may be deemed to have had shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the Joan Lurier Shares. As of December 31, 1998, Mr. Aikman had sole power to vote or to direct the vote, and to dispose or to direct the disposition of the 357 shares of Common Stock he owned individually.

Item 5.           Ownership of Five Percent or Less of a Class

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  The limited partner of Gryphon Ventures II, Limited Partnership, Ethyl Ventures, Inc., has the right to receive proceeds from the sale of the Subject Shares. Ethyl Ventures, Inc. is a wholly-owned subsidiary of Ethyl Corporation, a Virginia corporation ("Ethyl"), which as reported on Ethyl's
                  Schedule 13D, dated October 27, 1994, as amended by filings dated March 23, 1995 and April 13, 1995, has beneficial ownership of 157,635 shares of Common Stock of the Issuer that Ethyl may acquire upon conversion of its 160,000 shares of Series B Convertible Preferred Stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group

                  Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 16, 1999
                                          -----------------
                                          Date

                                          GRYPHON VENTURES II, LIMITED
                                          PARTNERSHIP
                                          By Gryphon Financial Partners II,
                                            General Partner


                                          By /s/ William F. Aikman
                                             ----------------------------------
                                             William F. Aikman, General Partner



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 16, 1999
                                          -----------------
                                          Date


                                          /s/ Edward B. Lurier
                                          -------------------------------------
                                          Signature


                                          Edward B. Lurier
                                          -------------------------------------
                                          Name

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 16, 1999
                                          -----------------
                                          Date


                                          /s/ William F. Aikman
                                          -------------------------------------
                                          Signature


                                          William F. Aikman
                                          -------------------------------------
                                          Name



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 16, 1999
                                          -------------------------------------
                                          Date

                                          GRYPHON FINANCIAL PARTNERS II


                                          By /s/ William F. Aikman
                                          -------------------------------------
                                          William F. Aikman, General Partner

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

         The undersigned agree that the statement on Schedule 13G to which this Joint Filing Agreement is attached is filed on behalf of each of them.


                                          GRYPHON VENTURES II, LIMITED
                                          PARTNERSHIP
                                          By Gryphon Financial Partners II,
                                            General Partner


                                          By /s/ William F. Aikman
                                          -------------------------------------
                                          William F. Aikman, General Partner



                                          /s/ Edward B. Lurier
                                          -------------------------------------
                                          Edward B. Lurier



                                          /s/ William F. Aikman
                                          -------------------------------------
                                          William F. Aikman



                                          GRYPHON FINANCIAL PARTNERS II


                                          By  William F. Aikman
                                          -------------------------------------
                                          William F. Aikman, General Partner



Dated:  February 16, 1999